Exhibit 99.1

PRESS RELEASE

Ormat Technologies Contact:	Investor Relations Contact:
Dita Bronicki	Todd Fromer/Rob Fink
CEO	KCSA Strategic Communications
775-356-9029	212-896-1215 (Fromer)/212-896-1206 (Fink)
dbronicki@ormat.com	tfromer@kcsa.com / rfink@kcsa.com

Ormat Technologies COMPLETES fINAL DRAWDOWN of $45 million FROM OPIC for final phase of construction at

OLKARIA III GEOTHERMAL COMPLEX in kenya

(RENO, Nev.) November 25, 2013 -- Ormat Technologies, Inc. (NYSE: ORA) announced today that OrPower 4 Inc., its wholly owned subsidiary, drew down the remaining $45 million available under its project finance facility with Overseas Private Investment Corporation (OPIC). This drawdown will be used to complete the final phase of construction at the Olkaria III complex in Naivasha, Kenya, bringing the geothermal power plant capacity to over 100 MW.

The $45 million drawdown comprises Tranche III of the previously announced $310 million project finance facility with OPIC. The drawdown of Tranche III has a fixed interest rate of 6.12%. This, together with the earlier conversion of Tranches I and II to a fixed interest rate, as reported July 15, 2013, eliminates any exposure under the facility to movements in market interest rates.

Dita Bronicki, chief executive officer of Ormat, commented, “The final drawdown of this landmark financing from OPIC to a geothermal IPP in Kenya demonstrates support from strong sponsors and environmentally conscious lenders in the successful development of additional projects. We will continue to work with OPIC to explore additional financing for future projects in Kenya and elsewhere.”

About OPIC

OPIC is the U.S. Government's development finance institution, OPIC provides financial products, such as loans and guaranties; political risk insurance; and support for investment funds, all of which help American businesses expand into emerging markets and solve critical development challenges.

About Ormat Technologies, Inc.

With over four decades of experience, Ormat Technologies, Inc. is a leading geothermal company and the only vertically integrated company solely engaged in geothermal and recovered energy generation (REG). The company owns, operates, designs, manufactures and sells geothermal and REG power plants primarily based on the Ormat Energy Converter—a power generation unit that converts low-, medium- and high-temperature heat into electricity. With over 82 U.S. patents, Ormat's power solutions have been refined and perfected under the most grueling environmental conditions. Ormat has over 500 employees in the United States and about 600 overseas. Ormat's flexible, modular solutions for geothermal power and REG are ideal for the vast range of resource characteristics. The company has engineered, manufactured and constructed power plants, which it currently owns or has supplied to utilities and developers worldwide, totaling approximately 1600 MW of gross capacity. Ormat's current generating portfolio of 595 MW (net) is spread globally in the U.S., Guatemala and Kenya.

Ormat’s Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat’s plans, objectives and expectations for future operations and are based upon its management's current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see "Risk Factors" as described in Ormat Technologies, Inc.'s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 11, 2013.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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